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                                                                    EXHIBIT 10.1

                            [WESTPOINT STEVENS LOGO]

Thomas J. Ward
President and Chief Operating Officer

                                       March 21, 2000


PERSONAL AND CONFIDENTIAL
Mr. William F. Crumley
WestPoint Stevens Inc.
Post Office Box 71
West Point, Georgia 31833

Dear Bill:

         You have indicated that you would like to avoid the daily responsibilities associated with your present position as Executive Vice President-Operations of WestPoint Stevens Inc., and in response thereto, I have proposed the following arrangement with respect to your employment by the Company until you retire January 1, 2001.

         1. Effective May 1, 2000, you will serve as a special advisor to the President, reporting directly to me, however, you will no longer be an executive officer of the Company. As such, you will have no daily responsibilities but will be available, as needed, to assist me with special projects.

         2. From May 1, 2000, through December 31, 2000, you will be paid your regular base salary and you will be eligible for all your current benefits. Your cash bonus and stock bonus for 2000, if earned, will be prorated through April 30, 2000.

         3. In recognition of your faithful service and many contributions to the Company the unvested portion of all of your stock options and earned stock bonus awards shall become fully vested and non forfeitable effective January 1, 2001.

         You will enter into your retirement from the Company on January 1, 2001 and no other obligation shall exist between you or the Company.

         If this is agreeable to you, please so indicate by signing this letter below.

                                                 Sincerely,

                                                 /s/ THOMAS J. WARD

                                                 Thomas J. Ward
/psb

Agreed:

 /s/ William F. Crumley
-------------------------------
William F. Crumley